EXHIBIT 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

SKY FINANCIAL AND INTELLIGENCE LLC, HIGHERGROUND CAPITAL LLC, AND JEFF NICKEL

and

CHARGE SAVVY LLC

and

GREENBOX POS

dated as of July 9, 2021

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of July 9, , 2021, is entered into between Sky Financial and Intelligence LLC, HigherGround Capital LLC, and Jeff Nickel (collectively, “Sellers”), Charge Savvy LLC, an Illinois limited liability company (the “Company”) and GreenBox POS, a Nevada corporation (“Buyer”), each a Party and collectively the Parties. Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Sellers hold one hundred percent (100%) of the membership interests (the “Membership Interests”) of the Company; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”). The term “Disclosure Schedules” means the disclosure schedules, attached hereto, and made a part hereof, delivered by Sellers and the Company concurrently with the execution, closing, and delivery of this Agreement.

Section 1.02 Consideration at Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall:

(a)    issue and deliver to Sellers 900,000 shares of Buyer’s Common Stock, par value $0.001 per share (the “Buyer Common Stock”), in proportion to their share of Membership Interests, which may be represented by one or more certificates or may be uncertificated, at Buyer’s election; it being agreed that the remaining 100,000 shares of Buyer Common Stock may or may not be issued depending on conditions precedent to such further issuance outlined below in this Agreement.

(b)    minus the outstanding debt of the Company (if any) as of the Closing Date.

Section 1.03 Post-Closing Consideration. Upon the terms and subject to the conditions set forth in this Agreement, after the Closing and subject to the conditions set forth in this Section 1.03, Buyer shall:

(a) Upon Buyer’s receipt of a Phase I Environmental Assessment Report (the “Phase I”) for the building located at 3333 East End Avenue, South Chicago Heights, Illinois 60411 (the “Building”) that does not raise environmental issues of concern to the Buyer, Buyer shall issue and deliver an additional 100,000 shares of Buyer’s Common Stock to Sellers in proportion to their share of Membership Interests only in the event that no issues with the Building or Recognized Environmental Conditions are identified in such Phase I, in Buyer’s sole discretion. For the avoidance of doubt, the additional 100,000 shares of Buyer’s Common Stock shall only be issued and delivered to Seller if Buyer determines, in its sole discretion, that no issues or Recognized Environmental Conditions are identified on the Phase I.

ARTICLE II CLOSING

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, Woodbridge, New Jersey 08830, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 3:00 PM ET time on the Closing Date.

Section 2.02 Sellers Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a)    An assignment of memberships interests with respect to the Membership Interests or a certificate or certificates representing the Membership Interests, free and clear of all Encumbrances, duly authorized or endorsed in blank or accompanied by members and manager powers or other instruments of transfer duly executed in blank.

(b)    A certificate of the Secretary, Manager, or individual (or other officer or authorized party) of Sellers certifying: (i) that attached thereto are true and complete consents of all the members of the Company, representing all Membership Interests of the Company, authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which Sellers are a party and the consummation of the transactions contemplated hereby and thereby, and that such consents are in full force and effect; (ii) the names, titles, and signatures of all members of the Company; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c)    A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(d)    A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a)    The Buyer’s Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Sellers, on behalf of themselves and the Company, represent and warrant to Buyer that the statements contained in this Article ARTICLE III are true and correct as of the date hereof. For purposes of this Article ARTICLE III, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of any member, director or officer of the Company, after due inquiry.

Section 3.01 Authority of Sellers. Sellers have full authority to enter into this Agreement and the other Transaction Documents to which Sellers are a party, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement and any other Transaction Document to which Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of Sellers. This Agreement and each Transaction Document to which Sellers are a party constitute legal, valid, and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms.

Section 3.02 Organization, Authority, and Qualification of the Company. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Illinois and has full limited liability company power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.02 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03  Capitalization.

(a)    Schedule 3.03(a) accurately reflects all of the Membership Interests, together with the record and beneficial owners thereof. All of the Membership Interests have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Membership Interests and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)    All of the Membership Interests were issued in compliance with applicable Laws. None of the Membership Interests were issued in violation of any agreement or commitment to which Sellers or the Company are a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)    Except as set out in Schedule 3.03(c), there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the Membership Interests of the Company or obligating Sellers or the Company to issue or sell any membership interests of, or any other interest in, the Company. There are no voting trusts, member agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04 No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05 No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the operating agreement or other governing documents of Sellers or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Sellers or the Company is a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06 Financial Statements. Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2018, 2019, and 2020 and the related statements of income and retained earnings, stockholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer; provided, however, that if the Sellers do not have audited financial statements for the Company, they will cooperate if the Buyer determines at any time that it needs audited financial statements of the Company. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time (“GAAP”), applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount. The Company further represents and warrants that as of the Closing Date, the Company’s outstanding debt will equal U.S. zero dollars ($0).

Section 3.08 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.09 Material Contracts.

(a)    Schedule 3.09(a) lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section Section 3.10(a)), being “Material Contracts”), including the following:

(i)    each Contract of the Company involving aggregate consideration in excess of $15,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 20 days’ notice;

(ii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section Section 3.19(a)), environmental, or other Liability of any Person;

(iii)    all Contracts relating to Intellectual Property (as defined in Section Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)    except for Contracts relating to trade payables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company; and

(v)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10  Real Property; Title to Assets.

(a)    Schedule 3.10(a) lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers have delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)    The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Schedule 3.10(b).

(c)    The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 3.11  Intellectual Property.

(a)    The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual or industrial property and related proprietary rights, interests, and protections.

(b)    Schedule 3.11(b) lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Company (the “Company IP Registrations”). The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c)    The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12  Material Customers and Suppliers.

(a)    Schedule 3.12(a) sets forth each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $15,000 for each of the two most recent fiscal years (collectively, the “Material Customers”). The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Schedule 3.12(b) sets forth each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $15,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”). The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13 Insurance. Schedule 3.13 sets forth a true and complete list of all current policies or binders of insurance maintained by Sellers or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, members, managers, and directors of the Company (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.14 Legal Proceedings; Governmental Orders.

(a)    There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by the Company, Sellers, or any Affiliate of Sellers: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.15         Compliance with Laws; Permits.

(a)    The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)    All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Schedule 3.15(b) lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

(c)    The operations of the Company have been conducted at all times in compliance with the U.S. Bank Secrecy Act (31 U.S.C. §§ 5311, et seq.) and its implementing regulations, including money laundering requirements of applicable governmental authorities and related or similar rules, regulations, or guidelines issued, administered, or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit, or proceeding by or before any court or governmental authority or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to Sellers’ knowledge, threatened.

Section 3.16  Environmental Matters.

(a)    The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b)    The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Sellers have received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c)    There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

Section 3.17  Employee Benefit Matters.

(a)    Schedule 3.17(a) contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b)    For each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Buyer, or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d)    The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)    The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section

4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18  Employment Matters.

(a)    Schedule 3.18(a) lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)    The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)    The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.19  Taxes.

(a)    All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after 2018. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)    The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)    There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)    Sellers are not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.20 Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Buyer, are complete and correct.

Section 3.21 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.22 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Nevada. Buyer has requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.03 Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Sellers have not registered the offer and sale of the Membership Interests under the Securities Act or any state securities laws, and that the Membership Interests may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

ARTICLE V COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02  Non-Competition; Non-Solicitation.

(a)    For a period of five years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, directly develop a point of sale product in direct competition with Seller Charge Savvy, LLC (the “Restricted Business”) in the United States (the “Territory”); (ii) undertake any new interest in any Person that engages, directly, in the Restricted Business in the Territory, as a partner, stockholder, director, officer, member, manager, or, , principal,; (iii) provide any business opportunity of which Sellers become aware related to the Restricted Business to any entity without first offering it to the Company and giving it a right to pursue the opportunity or right of first refusal for 60 days, or (iv) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not an officer or director of, or an officer or director of a group which controls such Person. Nothing herein shall restrict Seller from having an interest, owning, or otherwise investing in any Person in the Restricted Business in the Territory provided that such interest, ownership, or investment pre-dates the closing.

(b)    During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any current employee of the Company or encourage any employee to leave the Company’s employment for five years commencing on the Closing Date. Notwithstanding the foregoing, it shall not be deemed a violation if any such employee responds to a publicly posted job advertisement.

(c)    Sellers acknowledge that a breach or threatened breach of this Section Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d)    Sellers acknowledge that the restrictions contained in this Section Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)    The above restrictions shall be void in the event that either Buyer or Company petition, whether involuntarily or voluntarily, for bankruptcy, is limited by Governmental action in the business it performs, or is otherwise declared insolvent.

Section 5.03 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI TAX MATTERS

Section 6.01 Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b)    All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes:

(i)    based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 No Section 336(e) Election. Sellers shall not make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 6.06 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.07 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section Section 3.19 and this Article ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE VII INDEMNIFICATION

Section 7.01 Indemnification by Sellers. Subject to the other terms and conditions of this Article ARTICLE VII, Sellers shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement or the other Transaction Documents.

Section 7.02 Indemnification by Buyer. Subject to the other terms and conditions of this Article ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section Section 3.19 which are subject to Article ARTICLE VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, however, the representations and warranties in Section Section 3.01, Section Section 3.02, Section Section 3.03, Section Section 3.04, Section Section 3.21, Section Section 4.01 and Section Section 4.04 shall survive indefinitely. Subject to Article ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article ARTICLE VI) shall be governed exclusively by Article VI hereof.

Section 7.06 Cumulative Remedies. The rights and remedies provided for in this Article ARTICLE VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII MISCELLANEOUS

Section 8.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 8.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	In accordance with the schedules delivered by Sellers to the Buyer in connection with the Closing.

with a copy (which shall not constitute notice) to:	In accordance with the schedules delivered by Sellers to the Buyer in connection with the Closing

If to Buyer:	GreenBox POS
8880 Rio San Diego Drive, Suite 102
San Diego, CA 92108
Email:
Attention: Lindsey Lee, VP Legal Affairs

with a copy (which shall not constitute notice) to:	Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, New Jersey 08830
Facsimile: (732) 395-4401
Email:
Attention: Joseph M. Lucosky, Esq.

Section 8.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents (and Exhibits, if any) and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement, including all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Illinois in each case located in the city of Chicago, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY

EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION;(II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SKY FINANCIAL AND INTELLIGENCE LLC
(Seller)

By:
Name: Kenneth Haller
Title: Manager

HIGHERGROUND CAPITAL LLC
(Seller)

By:
Name:
Title: Manager

JEFF NICKEL
(Seller)

By:
Name: Jeff Nickel

CHARGE SAVVY LLC
(Company)

By:
Name: Kenneth Haller
Title: CEO

GREENBOX POS
(Buyer)

By:
Name: Ben Errez
Title: Chairman

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
Actions	Section Section 3.14(a)
Affiliate	Section Section 3.13
Agreement	Preamble
Balance Sheet	Section Section 3.06
Balance Sheet Date	Section Section 3.06
Benefit Plans	Section Section 3.17(a)
Buyer	Preamble
Buyer Common Stock	Section 1.02(b)
Buyer Indemnitees	Section Section 7.01
Closing	Section Section 2.01
Closing Date	Section Section 2.01
Code	Section Section 2.02(d)
Company	Recitals
Company Intellectual Property	Section Section 3.11(b)
Company IP Registrations	Section Section 3.11(b)
Contracts	Section Section 3.05
Disclosure Schedules	Section Section 1.02
Encumbrance	Section Section 1.01
Environmental Laws	Section Section 3.16(a)
ERISA	Section Section 3.17(a)
Financial Statements	Section Section 3.06
GAAP	Section Section 3.06
Governmental Authority	Section Section 2.02(c)
Governmental Order	Section Section 3.05
Hazardous Substances	Section Section 3.16(a)
Indemnified Party	Section Section 7.03

Indemnifying Party	Section Section 7.03
Insurance Policies	Section Section 3.13
Intellectual Property	Section Section 3.11(a)
Law	Section Section 3.05
Liabilities	Section Section 3.07
Losses	Section Section 6.04
Material Contracts	Section Section 3.09(a)
Material Customers	Section Section 3.12(a)
Material Suppliers	Section Section 3.12(b)
Membership Interests	Recitals
Permits	Section Section 3.15(b)
Person	Section Section 3.03(b)
Pre-Closing Tax Period	Section Section 6.04
Real Property	Section Section 3.10(a)
Representatives	Section Section 5.01
Restricted Business	Section Section 5.02(a)
Restricted Period	Section Section 5.02(a)
Securities Act	Section Section 4.03
Sellers	Preamble
Seller Indemnitees	Section Section 7.02
Straddle Period	Section Section 6.01(a)
Taxes	Section Section 3.19(a)
Tax Records	Section Section 6.06
Tax Returns	Section Section 3.19(a)
Territory	Section Section 5.02(a)
Transaction Documents	Section Section 2.02(b)
Union	Section Section 3.18(b)

Disclosure Schedules

Schedule 3.02 Schedule

3.03(a) Schedule 3.03(c)

Schedule 3.09(a)

Schedule 3.10(a)

Schedule 3.10(b)

Schedule 3.11(b)

Schedule 3.12(a)

Schedule 3.12(b)

Schedule 3.13

Schedule 3.15(b) Schedule

3.17(a) Schedule 3.18(a)

Schedule § 3.02 Jurisdictions

Disclosure Schedule § 3.03(a) Membership Interests

Sellers	Membership Interests % of Total

Disclosure Schedule § 3.03(c) Capitalization

Disclosure Schedule § 3.09(a) Material Contracts

Disclosure Schedule § 3.10(a) Real Property

Disclosure Schedule § 3.10(b) Real Property Encumbrances

Disclosure Schedule § 3.11(b) Intellectual Property

Disclosure Schedule § 3.12(a) Material Customers

Disclosure Schedule § 3.12(b) Material Suppliers

Disclosure Schedule § 3.13 Insurance

Insurance policies:

Carrier	Policy Type	Policy #

Disclosure Schedule § 3.15(b) Permits & Licenses

Disclosure Schedule § 3.17(a) Employee Benefit Plans

Disclosure Schedule § 3.18(a) Employees, Independent Contractors, & Consultants

Employees:

Name	Title/Position	Hire Date	Comp	Contracts	Fringe benefits

Independent contractors:

Vendor	Vendor Type	Date	Pay	Contracts	Fringe benefits